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                                                                     Exhibit 3.4

                               AMENDMENT NO. 2 TO
                           SECOND AMENDED AND RESTATED
                                     BY-LAWS
                                       OF
                             WESTFIELD AMERICA, INC.

   This Amendment No. 2 to the Second Amended and Restated By-Laws of Westfield America, Inc. (the "CORPORATION"), hereby amends the Second Amended and Restated By-Laws (the "BY-LAWS") of the Corporation as follows:

   The second sentence of Section 2.1 of the By-Laws is hereby amended and restated in its entirety to read as follows:

   "The Board of Directors shall not be less than three nor more than the sum of
(i) fourteen and (ii) the number of directors that the holders of preferred stock of the Corporation shall then have the right to elect, the exact number thereof within such limitations to be fixed from time to time by resolution adopted by a majority of the entire Board of Directors, and the exact number shall be ten unless otherwise determined by resolution adopted by a majority of the entire Board of Directors."

   Section 3.1(c) of the By-Laws is hereby amended and restated in its entirety to read as follows:

   "(c) Any such committee, to the extent provided in the resolution of the Board of Directors or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Articles of Incorporation, adopting an agreement of merger or consolidation, recommending to the shareholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the shareholders a dissolution of the Corporation or a revocation of a dissolution or amending these By-Laws; and, unless the resolution, these By-Laws or the Articles of Incorporation expressly so provides, no such committee shall have the power or authority to authorize the issuance of stock, to adopt a certificate of merger or to remove or indemnify directors."

   Except to the extent specifically set forth herein, the By-Laws shall remain in full force and effect, unmodified in any respect.


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